CONSENT OF EXPERT

May 29, 2019

VIA EDGAR

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Re:	Great Panther Mining Limited (the "Company")
Registration Statement on Form F-10 dated May 29, 2019
(the "Registration Statement")

I, Nigel Spicer, CEng., hereby consent to the use of my name in connection with reference to my involvement in the preparation of the following technical reports (the "Technical Report"):

  Technical Report entitled "Mineral Resource and Reserve Update for the Tucano Gold Mine, Amapa, Brazil", dated 31 October 2018.

and to references to the Technical Report, or portions thereof, in the Registration Statement the documents incorporated therein by reference and to the inclusion and incorporation by reference of the information derived from the Technical Reports related to me in the Registration Statement. This consent extends to any amendments to the Registration Statement, including any post-effective amendments.

Yours truly,

/s/ Nigel Spicer
Nigel Spicer, CEng.